EXHIBIT 10.9

TRIBUNE COMPANY

2007 MANAGEMENT EQUITY INCENTIVE PLAN

SECTION 1.         Purpose

The purpose of the Plan is to enable Tribune Company (the “Company”) to attract, retain and motivate employees and to provide the Company and its Subsidiaries with a unit plan providing incentives directly linked to increases in Company shareholder value.

SECTION 2.         Definitions

For purposes of the Plan, the following terms are defined as set forth below:

a.         “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

b.         “Administrator” means the Board or any committee of the Board authorized by the Board to perform the duties of the Administrator hereunder.

c.         “Applicable Participant Ratio” means (1) the number of Participant’s vested Second Tranche Units (including any such Second Tranche Units that vest by virtue of a Termination of Service) divided by (2) 3,261,000, as each of clauses (1) and (2) may be adjusted pursuant to Section 4(c).

d.         “Award” means a grant of Units pursuant to the Plan.

e.         “Board” means the Board of Directors of the Company.

f.          “Cause” means conduct involving dishonesty or willful misconduct which, in either case, is detrimental in a significant way to the business of the Company or any of its Subsidiaries.

g.         “Change of Control” means (i) the acquisition, other than from the Company, by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act), excluding for this purpose the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or its Subsidiaries, the ESOP, EGI, Samuel Zell and their respective affiliates, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 40% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; (ii) a liquidation or dissolution of the Company, or (iii) the sale of all or substantially all of the assets of the Company.

h.         “Closing” means the completion of the merger of Tesop Corporation with and into the Company.

i.          “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

j.          “Common Stock” means the common stock of the Company, par value $0.01.

k.         “Credit Agreement” means that certain Credit Agreement, entered into as of May 17, 2007, among Tribune Company, each lender from time to time party hereto, JPMorgan Chase Bank, N.A., as administrative agent, Merrill Lynch Capital Corporation, as syndication agent, and Citicorp North America, Inc.  and Bank of America, N.A., as co-documentation agents, J.P. Morgan Securities Inc, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Banc of America Securities LLC., together with any amendments thereto, as in effect as of the effective date of this Plan.

l.          “Disability” means (i) the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; provided that such Participant has been unable to work for at least one hundred eighty (180) days in any twelve (12) month period, or (ii) receipt of income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.  Whether a Participant has incurred a “Disability” shall be determined by a physician selected by the Administrator or the Company’s insurers, which physician shall be reasonably acceptable to a Participant (or Participant’s legal representative).

m.        “EGI” means EGI-TRB, L.L.C.

n.         “EGI-TRB Director” shall have the meaning given to such term in that certain Investor Rights Agreement, dated April 1, 2007, by and among the Company, EGI and the ESOP.

o.         “Eligible Individuals” means employees and non-employee directors of the Company or a Subsidiary; provided, that no individual may be an Eligible Individual to the extent that his or her participation in the Plan would prevent the Plan from being a Top Hat Plan.

p.         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

q.         “ESOP” means the Tribune Employee Stock Ownership Plan, effective as of January 1, 2007, as amended.

r.          “Fair Market Value” as of any date means (i) if such date precedes the occurrence of a Change of Control, the fair market value of Common Stock as determined by the Trustee (as defined in the ESOP) after consultation with an independent appraiser, as defined in Section 401(a)(28)(C) of the Code, in accordance with the terms of the Trust (as defined in the ESOP), the ESOP and the provisions of Section 3(18) of ERISA, or (ii) if such date is the date of, or subsequent to, a Change of Control, the fair market value of the consideration received in respect of a share of Common Stock in the Change of Control transaction, as determined by the Administrator in its good faith discretion.

s.         “Fair Market Value Reference Date” means the date as of which the Fair Market Value of a share of Common Stock is determined.

t.          “Good Reason” means (i) a material reduction in the nature or scope of the Participant’s employment duties (but excluding any change in the Participant’s service as a member of any board of directors of any Subsidiary or any committee thereof), (ii) a reduction in the Participant’s base salary or target annual bonus, (iii) an adverse and disproportionate change (relative to similarly situated employees of the Company) in the aggregate benefits available to the Participant , or (iv) a change in the city in which Participant is required to perform his or her duties.  For the avoidance of doubt, a change in the Participant’s line of reporting resulting from organizational changes, including the interposition of additional employees in the Participant’s line of reporting, will not by itself constitute “Good Reason.”

u.         “Involuntary Termination” means a termination of a Participant’s employment by the Company without Cause or a termination of a Participant’s employment by the Participant for Good Reason.

v.         “Participant” means any Eligible Individual who receives a Unit Award.

w.        “Person” means an individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the 1934 Act).

x.         “Plan” means this Tribune Company 2007 Unit Plan, as set forth herein and as hereinafter amended from time to time.

y.         “Section 409A Change of Control” means a Change of Control that constitutes (i) a change in the ownership of the Company, (ii) a change in effective control of the Company or (iii) a change in the ownership of a substantial portion of the assets of the Company (each as defined in Section 409A of the Code and the final regulations promulgated thereunder (“Section 409A”).

z.         “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 20% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

aa.       “Subsidiary Change of Control” means, with respect to a Participant, a “change in the ownership” of (i) the Subsidiary that employs Participant or (ii) any corporation (other than the Company) in a chain of corporations in which each corporation is a “majority shareholder” of another corporation in the chain, ending in the Subsidiary that employs Participant.  For purposes of this definition, “change in the ownership” and “majority shareholder” shall have the meanings ascribed to them in Section 409A.

bb.      “Termination of Service” means the termination of a Participant’s employment by or service to the Company or any Subsidiary.  A Participant employed by or providing service to a Subsidiary shall also be deemed to incur a Termination of Service if the Subsidiary experiences a Subsidiary Change of Control and the Participant does not immediately thereafter become an employee of the Company or another Subsidiary.

cc.           “Top Hat Plan” means a plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

dd.          “Tranche One Participants” means Participants who receive First Tranche Unit Awards.

ee.           “Tranche Two Participants” means Participants who receive Second Tranche Unit Awards.

ff.            “Unit” means a contingent right to receive U.S. dollars equal to the Fair Market Value of one share of Common Stock upon satisfaction of the conditions for vesting as provided in Section 5 of this Agreement and subject further to the terms of the Plan and the additional terms and conditions of any Unit Agreement.

SECTION 3.         Administration

(a)       The Plan shall be administered by the Administrator in accordance with the terms of the Plan.  The Administrator shall have full power to construe and interpret the Plan and to make all other determinations which may be necessary or advisable for the administration of the Plan, in each case, to the extent not inconsistent with the terms of the Plan.

(b)       The Administrator shall have the full power to (i) select Tranche One Participants and Tranche Two Participants and to determine the size of Awards and their terms and conditions and (ii) vary the terms and treatment of the First Tranche Units and the Second Tranche Units in individual cases as warranted by circumstances, in each case, subject to the terms of this Plan; provided, however, that in addition to approval by the Administrator, with respect to (A) all Tranche One Participants and First Tranche Units and (B) Tranche Two Participants and Second Tranche Units (other than the Tranche Two Participants and Second Tranche Units set forth on Exhibit B to the Plan), each of the items contemplated by clause (i) and clause (ii) shall require the approval or written consent of at least one EGI-TRB Director, to the extent one or more EGI-TRB Director then serves as a member of the Board.

(c)       All determinations of the Administrator shall be final and conclusive on all persons, including the Company, its stockholders and Participants, and their estates and beneficiaries.

SECTION 4.         Units Subject to Plan

(a)       No more than 8,695,652 Units may be granted under the Plan, subject to adjustment in accordance with Section 4(c).  If any Unit is forfeited, or if any Unit terminates, expires, or lapses without being settled or if any Unit is settled pursuant to Section 5(c)(i), it shall again be available for grant under the Plan; provided, however, that any Second Tranche Units (defined below) which so become available again for grant under the Plan shall automatically convert into the same number of First Tranche Units (defined below) upon so becoming again available for grant under the Plan.

(b)       5,434,652 Units shall be designated as First Tranche Units (the “First Tranche Units”) and 3,261,000 Units shall be designated as Second Tranche Units (the “Second Tranche Units”), subject in each case to adjustment in accordance with Section 4(c) and conversion of Second Tranche Units into First Tranche Units as described in Section 4(a) above.  4,174,080 of the First Tranche Units shall initially be allocated at Closing among the individuals set forth on Exhibit A to the Plan.  The remaining 1,260,572 First Tranche Units, any awarded but forfeited First Tranche Units and any First Tranche Units converted from Second Tranche Units as described in Section 4(a) above may be granted by the Administrator from time to time under the Plan.  The Second Tranche Units shall be allocated at Closing among the individuals set forth on Exhibit B to the Plan.

(c)       In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of shares or property of the Company (including cash), any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Administrator shall make such substitution or adjustments in the aggregate number and kind of Units reserved for issuance under the Plan, the numbers and kind of Units designated as First Tranche Units and Second Tranche Units and the number of Units subject to outstanding Awards, and/or such other equitable substitutions or adjustments as it may determine to be appropriate in its sole discretion.

SECTION 5.         Units

Each Award shall be confirmed by, and be subject to, the terms of a written Unit agreement (the “Unit Agreement”) duly executed by the Company and the Participant.  The terms and provisions of Unit Agreements need not be the same for each Participant, but, subject to Section 3(b), shall be consistent with the terms of the Plan.  The grant of a Unit shall occur on the date (the “Grant Date”) the Administrator selects an Eligible Individual to receive a grant of Units.  Unless otherwise determined by the Administrator in accordance with Section 3(b) and as provided in the applicable Unit Agreement, Units granted under the Plan shall be subject to the following terms and conditions:

(a)         Vesting/Forfeiture of First Tranche Unit Awards.

(i)       Subject to Section 5(a)(ii) and subject to Participant’s continuous employment with the Company or any of its Subsidiaries through the applicable vesting date, each First Tranche Unit Award shall become vested as follows:

Number of Units Vesting	Vesting Date

1/3 (rounded to the nearest whole number)	First Anniversary of Grant Date

1/3 (rounded to the nearest whole number)	Second Anniversary of Grant Date

Remainder	Third Anniversary of Grant Date

(ii)      All unvested First Tranche Units will immediately vest upon a Change of Control or a Termination of Service due to a Participant’s death or Disability.

(iii)     Upon a Termination of Service for any reason other than death or Disability, any then unvested First Tranche Units shall be forfeited.

(b)        Vesting/Forfeiture of Second Tranche Unit Awards.

(i)       Each Second Tranche Unit Award shall be vested with respect to 1/2 of the Units covered thereby (rounded to the nearest whole number) on the Grant Date and, subject to a Participant’s continuous employment with the Company or any of its Subsidiaries through the vesting date, the remainder of such Units shall become vested on the first anniversary of the Grant Date.

(ii)      All unvested Second Tranche Units will immediately vest upon a Change of Control or a Termination of Service due to a Participant’s death, Disability or Involuntary Termination.

(iii)     Upon a Termination of Service for any reason, other than death, Disability or an Involuntary Termination, any then unvested Second Tranche Units shall be forfeited.

(c)         Settlement of Unit Awards.

(i)       With respect to vested Second Tranche Units (including those Second Tranche Units that vest as a result of a Termination of Service) held by any Participant who experiences a Termination of Service prior to the one-year anniversary of the Closing (such Units, “Early Termination Second Tranche Units”), subject to Section 5(e), the Company shall pay to such Participant in respect of such Participant’s Early Termination Second Tranche Units an amount in U.S. dollars equal to the product of (A) $25,000,000 and (B) the Applicable Participant Ratio, such amount to be paid to the Participant or Participant’s estate within ten business days following the Participant’s Termination of Service for any reason, whether voluntary or involuntary, with our without Cause or Good Reason, including without limitation by reason of Death or Disability; provided that such Termination of Service must constitute a “separation from service” (as defined in Section 409A) or must involve a Subsidiary Change of Control.  Any amounts payable pursuant to this Section 5(c)(i) shall bear interest, from and including the eleventh business day following the Participant’s Termination of Service through and including the date of payment at the prime rate in effect on such sixth business day following the Participant’s Termination of Service (as reported in the Wall Street Journal, national edition).

(ii)      Subject to Section 5(e), except as otherwise provided in any Unit Agreement, and other than with respect to the Early Termination Second Tranche Units, which shall be settled in accordance with the immediately preceding clause (i) above, each vested First Tranche Unit and each vested Second Tranche Unit will be settled and paid in U.S. dollars as follows: (A) (1) 1/3 of the vested First Tranche Units and vested Second Tranche Units (rounded to the nearest whole number) will be settled and paid in U.S. dollars as soon as practicable (but in no event later than March 31) in the first calendar year that begins after the fourth anniversary of the Grant Date (or such later anniversary of the Grant Date designated pursuant to a valid subsequent deferral election as contemplated by Section 5(d)) based on the Fair Market Value of a share of Common Stock on December 31 of the year in which the fourth anniversary of the Grant Date occurs (or such later anniversary of the Grant Date designated pursuant to a valid subsequent deferral election as contemplated by Section 5(d) occurs), (2) 1/3 of the vested First Tranche Units and vested Second Tranche Units (rounded to the nearest whole number) will be settled and paid in U.S. dollars as soon as practicable (but in no event later than March 31) in the first calendar year that begins after the sixth anniversary of the Grant Date (or such later anniversary of the Grant Date designated pursuant to a valid subsequent deferral election as contemplated by Section 5(d)) based on the Fair Market Value of a share of Common Stock on December 31 of the year in which the sixth anniversary of the Grant Date occurs (or such later anniversary of the Grant Date designated pursuant to a valid subsequent deferral election as contemplated by Section 5(d) occurs), and (3) the remainder of the vested First Tranche Units and vested Second Tranche Units will be settled and paid in U.S. dollars as soon as practicable (but in no event later than March 31) in the first calendar year that begins after the eighth anniversary of the Grant Date (or such later anniversary of the Grant Date designated pursuant to a valid subsequent deferral election as contemplated by Section 5(d)) based on the Fair Market Value of a share of Common Stock on December 31 of the year in which the eighth anniversary of the Grant Date occurs (or such later anniversary of the Grant Date designated pursuant to a valid subsequent deferral election as contemplated by Section 5(d) occurs) or (B) if earlier, as soon as practicable (but in no event later than March 31) and without giving effect to any subsequent deferral election pursuant to Section 5(d) below, in the first calendar year that begins after  a Section 409A Change of Control or a Participant’s Termination of Service for any reason, whether voluntary or involuntary, with or without Cause or Good Reason, including without limitation by reason of Death or Disability (provided that such Termination of Service must constitute a “separation from service” (as defined in Section

409A) or must involve a Subsidiary Change of Control) based on the Fair Market Value of a share of Common Stock on December 31 of the year in which the Section 409A Change of Control or a Participant’s Termination of Service, as applicable, occurs; provided, however, that if the Section 409A Change of Control involves the acquisition of Common Stock solely for U.S. dollars, any vested portion of the First Tranche Units Award or Second Tranche Units Award will be settled and paid as soon as practicable after the Section 409A Change of Control, but in no event later than thirty (30) days after such Section 409A Change of Control.  Any amounts payable pursuant to this Section 5(c)(ii) shall bear interest, from and including April 1 of the year in which such Units are designated to be settled (taking into account any subsequent deferral election) through and including the date of payment at the prime rate in effect on such April 1 (as reported in the Wall Street Journal, national edition); provided, however, that if the settlement is triggered by virtue of a Section 409A Change of Control, amounts payable pursuant to this Section 5(c)(ii) shall bear interest, from and including the thirty-first day following the occurrence of the Section 409A Change of Control through and including the date of payment at the prime rate in effect on such thirty-first day following the occurrence of the Section 409A Change of Control.

(d)        Subsequent Deferral Election.  A Participant who is an employee of the Company may elect, by providing written notice to the Company, to defer payment of some or all of such Participant’s First Tranche Unit Award or Second Tranche Unit Award in accordance with the following requirements; provided, however, that any such deferral shall be expressed in whole Units:

(i)       Any such election shall not take effect until at least twelve months after the date on which the election is made.

(ii)      Any such election must be made at least twelve months prior to the first day of the calendar year in which settlement was scheduled to occur, absent the election.

(iii)     Any such election must defer payment of the First Tranche Unit Award or Second Tranche Unit Award until at least five years beyond the first day of the calendar year in which settlement was scheduled to occur, absent the election.

(e)         Limitations on Payment.

(i)       Any settlement payment in respect of any Units may be delayed where the Company reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the payment is made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation.

(ii)      Any settlement payment in respect of any Units shall be delayed to the extent such payment would have, or on a Pro Forma Basis (as defined in the Credit Agreement) taking into account the payment would have, caused the Company to exceed the objective and nondiscretionary limitations set forth in Section 5.02(i)(A) and (B) of the Credit Agreement, such that the Company would have been in breach, or in breach on a Pro Forma Basis, of the terms thereof (the “Limitations”); provided, however, that any such payment shall be made during the first taxable year of the Participant in which the making of such payment would not cause the Company to exceed the foregoing objective and nondiscretionary limitations.  In any given year, the maximum aggregate amount payable in respect of the settlement of Units without running afoul of the Limitations shall be referred to as the “Annual Limit.”  In the event the Company’s obligations pursuant to Section 5(c) exceed the Annual Limit in any given year, the Company will settle Units of each Participant entitled to a cash payment during such year (any such amount, the “Settlement Amount”) based on the proportion that each Participant’s Settlement Amount bears to the aggregate Settlement Amount for such year for all Participants and any unsettled obligation during such year shall be settled during the following year, subject to the Annual Limit applicable to such following year; provided, however, that this Section 5(e)(ii) shall not apply following a Section 409A Change of Control.

(iii)     The Company may delay any payment the making of which would jeopardize the ability of the Company to continue as a going concern; provided that any such payment is made during the first taxable year of the Participant in which the making of the payment would not have such effect.

(iv)     In order to comply with Section 409(p) of the Code and the final regulations promulgated thereunder, the Administrator may at any time permit the Plan to provide one or more distribution(s) to any Participants in an amount sufficient to avoid a “nonallocation year” as defined in Section 409(p) of the Code.

(v)      Any amounts payable pursuant to Section 5(c) or Section 5(d)(ii) shall bear interest from and including the February 1 immediately following the Fair Market Value Reference Date through and including the date of payment at the prime rate in effect on such February 1 (as reported in the Wall Street Journal, national edition); provided, however, that amounts payable due to the occurrence of a Section 409A Change of Control shall bear interest from and including the thirty-first day after the Section 409 Change of Control through and including the date of payment at the prime rate in effect on such thirty-first day after the Change of Control.

(f)         Nontransferability of Units.  No Unit shall be transferable (by means of sale, assignment, exchange, encumbrance, hypothecation, pledge or otherwise) by a Participant other than by will or by the laws of descent and distribution or as otherwise expressly permitted by the Administrator, nor may a Participant sell, assign, transfer, pledge, or encumber such Participant’s interest in a Unit.  In the event a Participant transfers a Unit in violation of this Section 5(h), the Administrator may, in its discretion, cause such Unit to be forfeited.

(g)         Gross-Up Payments.  Unit Agreements with respect to Second Tranche Unit Awards shall provide that if any amounts payable to a Participant in respect of the Second Tranche Unit Awards together with any other payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable in respect of the Second Tranche Unit Awards or otherwise are deemed to be “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code, the Company shall pay to such Participant in addition to any amounts payable in respect of the Second Tranche Unit Awards or otherwise an amount which, after all federal, state and local taxes imposed on the Participant with respect to such amount are subtracted therefrom, is equal to the excise taxes imposed on such excess parachute payment pursuant to Section 4999 of the Code.  Any gross-up payment shall be paid no later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the excise tax (and any income or other related taxes or interest or penalties thereon) on a payment are remitted to the Internal Revenue Service or any other applicable taxing authority.

(h)        Dividends.  As of each date on which the Company pays a cash dividend to record owners of shares of Common Stock (a “Dividend Date”) (excluding for this purpose any amounts distributed to the ESOP for purposes of repaying the ESOP Note, dated April 1, 2007, in principal amount of $250,000,000, as amended), an amount equal to the per share dividend amount shall be credited (each such amount, a “Dividend Credit”) to an account on behalf of each Participant in respect of each Unit subject to an Award.  Dividend Credits shall bear interest at the prime rate in effect on the first business day following the applicable Dividend Date (as reported in the Wall Street Journal, national edition) from and including the Dividend Date through and including the date of payment.  Dividend Credits and any related interest shall vest at such time as the Units to which the Dividend Credits pertain vest and Dividend Credits and any related interest shall be settled and paid in U.S. dollars at such time as the Units to which the Dividend Credits pertain are settled and paid.

SECTION 6.        Amendment and Termination

(a)        The Plan will terminate on the tenth anniversary of the Effective Date, and no Units shall be granted after such date.  Awards outstanding on the tenth anniversary of the Effective Date shall not be affected or impaired by the termination of the Plan.

(b)        The Administrator may amend or terminate the Plan, but no amendment or termination shall be made which would adversely impair the rights of a Participant under any Award theretofore granted without the Participant’s consent, except such an amendment made to comply with applicable law, stock exchange rules or accounting rules.  In addition, no amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by applicable law or stock exchange rules.  Subject to Section 3(b), the Administrator may amend the terms of any Award theretofore granted, but no amendment shall be made that would adversely impair the rights of any Participant without the Participant’s consent except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

SECTION 7.        General Provisions

(a)        This Plan is intended to constitute a Top Hat Plan and it shall at all times be interpreted and administered accordingly.  Notwithstanding any other provision of this Plan,

subject to Section 3(b), the Administrator may make such amendments to this Plan, and to any procedures established under this Plan, as it may determine to be necessary to comply with any applicable law, regulation or requirement, including without limitation the rules governing Top Hat Plans, and such amendments need not apply uniformly to all Participants.

(b)        Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting other or additional compensation arrangements for its employees and consultants.

(c)         The Plan shall not constitute a contract for employment or services, and adoption of the Plan shall not confer upon any individual any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment or services of any individual at any time.

(d)        The Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any U.S. (federal, state, or local) or non-U.S. taxes of any kind required by law to be withheld with respect to any payment hereunder.  The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

(e)         The Administrator shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid or by whom any rights of the Participant, after the Participant’s death, may be exercised.

(f)         The Plan, Unit Agreements, and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

(g)         Subject to Section 3(b), within the time period permitted by the applicable Treasury Regulations, the Administrator may modify the Plan in the least restrictive manner necessary in order to cause the provisions of the Plan to comply with the requirements of Section 409A, so as to avoid the imposition of  taxes and penalties pursuant to Section 409A.

(h)        Subject to Section 3(b), in the event an Award is granted to a Participant who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan as they pertain to such individual to comply with applicable non-U.S. law.

(i)          Each Unit Agreement shall provide that if a Participant engages in any act of fraud, insider trading or other securities law violation then:  (i) Participant shall immediately forfeit, effective as of the date Participant engages in such conduct, all vested and unvested Units; and (ii) with respect to Units, if any, that were cash settled prior to the date Participant engaged in such conduct, Participant shall return to the Company the cash proceeds received with respect to such Units.

SECTION 8.        Effective Date of Plan

The Plan was adopted by the Board on December 20, 2007, to be effective December 20, 2007 (the “Effective Date”).  Termination of this Plan shall not affect the terms or conditions of any Award granted on, or prior to, the termination date.